Exhibit 33.3

MANAGEMENT’S REPORT ON ASSESSMENT OF COMPLIANCE WITH SEC
REGULATION AB SERVICING CRITERIA

Union Bank, N.A. (the "Bank") provides this assessment of compliance with the following applicable servicing criteria set forth in Item 1122(d) of Regulation AB promulgated by the Securities and Exchange Commission. Management has determined that the servicing criteria are applicable in regards to the servicing platform for the period as follows:

Platform: Certain retail installment contracts for American Honda Finance Corporation (the “Platform”).

Applicable Servicing Criteria: All servicing criteria set forth in Item 1122(d), to the extent required in the related transaction agreements or required by the Item 1122(d) servicing criteria in regards to the activities performed by the Company, except for the following criteria: 1122(d) 1(i), 1(ii), 1(iii),1(iv), 2(i), 2(iii), 2(iv), 2(vii), 3(i), (4)(i), 4(ii), 4(iii), 4(iv), 4(v), 4(vi), 4(vii), 4(viii), 4(ix),4(x), 4(xi), 4(xii), 4(xiii), 4(xiv), and 4(xv),  which management has determined are not applicable to the activities the Bank performs with respect to the Platform (the "Applicable Servicing Criteria").

Period:  As of March 31, 2010 and for the period from February 1, 2010 to March 31, 2010 (the "Period").

With respect to the Platform and the Period, the Bank provides the following assessment of compliance with respect to the Applicable Servicing Criteria:

1.	The Bank is responsible for assessing its compliance with the Applicable Servicing Criteria.

2.
The Bank has assessed compliance with the Applicable Servicing Criteria, as described above, as of and for the Period. In performing this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB.

3.	The Bank was in compliance with the Applicable Servicing Criteria as of and for the Period in all material respects.

Deloitte and Touche LLP, an independent registered public accounting firm, has issued an attestation report with respect to the Bank's foregoing assessment of compliance as of and for the Period.

UNION BANK, N.A.

By: /s/ David A. Anderson

David A. Anderson

Executive Vice President and Controller

By: /s/ Vicki Elnick

Vicki Elnick

Senior Vice President, Corporate Trust Department

June 11, 2010